Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Sino Green Land Corporation on Form S-1/A of our report dated April 12, 2010 except for note 2, 7, 8, 9, 14 which is of October 27, 2010, on the consolidated balance sheets of Sino Green Land Corp. and its subsidiaries as of December 31, 2009 and 2008 (restated) and the related restated consolidated statements of income, stockholders’ equity,  and cash flows for the two years in the period ended December 31, 2009.  We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, California
December 8, 2010